FOR IMMEDIATE RELEASE

INTERAMERICAN ACQUISITION GROUP INC.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, September 14, 2007 – InterAmerican Acquisition Group Inc. (OTCBB: IAQGU) announced today that it consummated its initial public offering this week of 5,750,000 units at an offering price of $8.00 per unit. The units, consisting of one share of common stock and one warrant, generated gross proceeds to the company of $46,000,000. Chardan Capital Markets, LLC acted as the sole book-running manager and Maxim Group LLC acted as co-manager.

In addition, the Company also consummated a private placement of 1,000,000 warrants at $1.50 per warrant to an entity affiliated with its management team and one of the Company’s special advisors. Of the proceeds received from the consummation of the initial public offering and the private placement of warrants, $45,160,000 (or approximately $7.85 per unit sold in the initial public offering) was placed in trust. Audited financial statements reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement by the Company will be included as Exhibit 99.2 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

InterAmerican Acquisition Group Inc. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business. Although the Company is focused on identifying a prospective target business combination in the manufacturing or services sector in Mexico or other Latin American country, it is not limited to a particular industry or to any geographic location. The Company is located in San Diego, California with offices at 2918 Fifth Ave., Suite 209.  Contacts for the company are William Morro, Chairman & CEO and Richard Sinkin, COO.  Either officer can be reached at (619) 298-9883 or through the InterAmerican Group website (http://Interamerican-group.com).

Information about this offering is only available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, New York 10004.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.